EXHIBIT 99.1

News Release                                                              [LOGO]
--------------------------------------------------------------------------------
                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220


FOR RELEASE THURSDAY, AUGUST 11, 2005
-------------------------------------

     Centennial Communications Announces Fiscal Fourth-Quarter and Full-Year
     -----------------------------------------------------------------------
      Results; Strong Operating Performance Continues on Subscriber Growth
      --------------------------------------------------------------------


     o Fiscal fourth-quarter loss from continuing operations of $0.13 per diluted share, compared to income of $0.03 per diluted share from continuing operations in the prior-year quarter

     o Fiscal fourth-quarter consolidated adjusted operating income from continuing operations of $94.1 million, up 12 percent year-over-year from $84.1 million

     o Fiscal fourth-quarter consolidated revenue from continuing operations of $229.7 million, up 13 percent year-over-year from $202.8 million

WALL, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported its fourth-quarter and full-year fiscal 2005 results. The Company reported a loss from continuing operations of $13.6 million, or $0.13 per diluted share, for the fiscal fourth quarter of 2005 as compared to income from continuing operations of $3.3 million, or $0.03 per diluted share, in the fiscal fourth quarter of 2004. This includes a $36.3 million pre-tax charge for accelerated depreciation on the Company's wireless network in Puerto Rico, which has been replaced and upgraded. Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal fourth quarter was $94.1 million, as compared to $84.1 million for the prior year quarter.

"Our strong fourth quarter and full-year results validate the ongoing success of our local market strategy and clear brand message," said Michael J. Small, Centennial's chief executive officer. "We believe we win with our customers because our way of doing business remains centered on tailoring the ultimate customer experience."

Centennial reported fiscal fourth-quarter consolidated revenue from continuing operations of $229.7 million, which included $100.8 million from U.S. wireless and $128.9 million from Caribbean operations. Consolidated revenue from continuing operations grew 13 percent versus the fiscal fourth quarter of 2004. The Company ended the quarter with 1.24 million total wireless subscribers, which compares to 1.06 million for the year-ago quarter and 1.20 million for the previous quarter ended February 28, 2005. The Company reported 299,100 total access lines and equivalents for the fiscal fourth quarter.

"We reached important milestones in our deleveraging progress during fiscal 2005, significantly improving our financial flexibility and strength to support future success," said Centennial chief financial officer Thomas J. Fitzpatrick. "We reduced net debt by over $175 million during the fiscal year, affirming our commitment to deliver shareholder value by balancing growth and debt reduction."

FULL-YEAR FISCAL 2005 RESULTS
-----------------------------

For the full year, the Company reported income from continuing operations of $19.6 million, or $0.19 per diluted share, as compared to a loss from continuing operations of $17.0 million, or $0.17 per diluted share, for fiscal year 2004. The Company's net income from continuing operations for fiscal 2005 includes a $72.7 million pre-tax charge for accelerated depreciation on the Company's wireless network in Puerto Rico.

Centennial reported full-year 2005 consolidated revenue from continuing operations of $882.4 million, which included $399.0 million from U.S. wireless and $483.4 million from Caribbean operations. This represents a consolidated revenue increase of 13 percent versus fiscal 2004, primarily driven by strong wireless subscriber growth and strong access line growth.

The Company's fiscal 2005 consolidated AOI from continuing operations was $366.4 million, representing an AOI margin of 42 percent. This compares to consolidated AOI from continuing operations of $315.5 million and an AOI margin of 40 percent in fiscal 2004.


OTHER HIGHLIGHTS
----------------


     o On April 25, 2005, the Company redeemed $40 million aggregate principal amount of its $185 million outstanding 10-3/4 percent Senior Subordinated Notes due December 15, 2008.

     o On May 16, 2005, the Company expanded its wireless network in Michigan, launching service in Grand Rapids and Lansing with its popular Blue RegionSM Plans. Centennial continues to expand and improve its network in the Midwest, leveraging the strength of its Trusted Advisor brand and tailored customer experience.

     o On June 24, 2005, the Puerto Rico Chamber of Commerce awarded Centennial its Zenit Award for its commitment to understanding local market needs and its network and technology leadership on the island.

     o In July 2005, the Company completed the replacement and upgrade of its wireless network in Puerto Rico, and also began installing Evolution Data Optimized (EV-DO) functionality to bring a broadband wireless data experience to its customers.


CENTENNIAL SEGMENT HIGHLIGHTS
-----------------------------

     U.S. Wireless Operations

     o Revenue was $100.8 million, a 7 percent increase from last year's fourth quarter. Roaming revenue increased 32 percent from the prior year quarter as a result of increased traffic from robust growth in GSM minutes. Despite recent strong performance, Centennial does not expect long-term growth in roaming revenue, and anticipates that roaming revenue will remain a small percentage of consolidated revenue in future periods.

     o AOI was $41.7 million, a 6 percent year-over-year increase, representing an AOI margin of 41 percent. AOI was favorably impacted by growth in roaming and Universal Service Fund revenue, partially offset by increased equipment expense related to handset upgrades.

     o U.S. wireless ended the quarter with 586,000 total subscribers including 39,300 wholesale subscribers. This compares to 563,000 for the year-ago quarter including 8,000 wholesale subscribers and to 577,500 for the previous quarter ended February 28, 2005 including 33,100 wholesale subscribers. At fiscal year-end 2005, approximately 36% of U.S. retail wireless subscribers were on GSM calling plans. Postpaid retail subscribers increased 3,800 from the fiscal third quarter, with renewed retail subscriber growth expected from the recent Grand Rapids and Lansing, MI launch.

     o Capital expenditures were $34.7 million for the fiscal fourth quarter as U.S. wireless launched service in Grand Rapids and Lansing, MI.

     Caribbean Wireless Operations

     o Revenue was $95.9 million, an increase of 23 percent from the prior-year fourth quarter, driven primarily by solid subscriber growth.

     o Average revenue per user was $49, a 9 percent decline from the year-ago period, due to the continued impact of strong prepaid subscriber growth in the Dominican Republic. Postpaid ARPU in Puerto Rico remained above $70.

     o AOI totaled $37.5 million, a 24 percent year-over-year increase, representing an AOI margin of 39 percent. AOI was favorably impacted by subscriber growth and improved margins in the Dominican Republic during the quarter.

     o Caribbean wireless ended the quarter with 658,800 subscribers, which compares to 496,200 for the prior year quarter and to 618,300 for the previous quarter ended February 28, 2005. Customer growth benefited from postpaid subscriber growth in Puerto Rico during the period, combined with strong prepaid subscriber growth in the Dominican Republic.

     o Capital expenditures were $29.2 million for the fiscal fourth quarter as Caribbean wireless continued to invest in the replacement and upgrade of its Puerto Rico wireless network.

     Caribbean Broadband Operations

     o Revenue was $36.1 million, an increase of 8 percent year-over-year, driven by strong access line growth.

     o AOI was $14.9 million, a 2 percent year-over-year increase, representing an AOI margin of 41 percent. AOI increased due to strong access line growth, partially offset by a decline in wholesale termination revenue and margin. Last year's fourth quarter benefited from approximately $2.0 million of intercarrier compensation settlements.

     o Switched access lines totaled approximately 62,200 at the end of the fiscal fourth quarter, an increase of 12,000 lines, or 24 percent from the prior year quarter. Dedicated access line equivalents were 236,900 at the end of the fiscal fourth quarter, an 11 percent year-over-year increase.

     o    Wholesale   termination   revenue  was  $5.3  million,  a  36  percent
          year-over-year decrease, primarily driven by a decline in southbound terminating traffic to the Dominican Republic.

     o    Capital expenditures were $5.9 million for the fiscal fourth quarter.

FISCAL 2006 OUTLOOK
-------------------


     o The Company expects consolidated AOI from continuing operations between $370 million and $390 million for fiscal 2006, including an approximately $9 million startup loss related to our recent launch of service in Grand Rapids and Lansing, MI. Consolidated AOI from continuing operations for fiscal year 2005 was $366.4 million, including non-recurring USF revenue related to a prior year of $5.5 million in U.S. Wireless and $3.6 million of non-recurring items related to inter-carrier compensation adjustments in Caribbean broadband. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

     o The Company expects consolidated capital expenditures of approximately $160 million for fiscal 2006.


DEFINITIONS AND RECONCILIATION
------------------------------

(1) Adjusted operating income is defined as net income (loss) before net (income) loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, other expense (income), loss on extinguishment of debt, interest expense, net, other, loss (gain) on disposition of assets, and depreciation and amortization. Please refer to the schedule below for a reconciliation of consolidated net income (loss) to adjusted operating income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of net income (loss) to adjusted operating income:

                                                      Fiscal Year Ended May 31,
                                                      -------------------------
 (In thousands)                                          2005           2004
                                                    -------------- -------------
NET INCOME (LOSS).................................  $     62,098   $    (22,792)
Net (income) loss from discontinued operations....       (42,469)         5,834
Income from equity investments....................          (540)          (143)
Minority interest in income of subsidiaries.......           934            627
Income tax expense ...............................         2,154          9,585
Other expense (income)............................         2,500            (36)
Loss on extinguishment of debt....................         9,052         39,176
Interest expense, net.............................       145,041        162,922
                                                    ------------   ------------
Operating income .................................       178,770        195,173
Other.............................................             -          1,513
Loss (gain) on disposition of assets..............       (14,462)           641
Depreciation and amortization.....................       202,053        118,124
                                                    ------------   ------------
ADJUSTED OPERATING INCOME.........................  $    366,361   $    315,451
                                                    ============   ============


CONFERENCE CALL INFORMATION
---------------------------

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, August 11, 2005. Callers can dial 800-810-0924 to access the call. The conference call will also be simultaneously webcast on Centennial's Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Thursday, August 11 through Thursday, August 25 at both Centennial's Investor Relations website and www.streetevents.com. Callers can also dial (888) 203 1112, Access Code 9264583 to access an audio replay of the conference call.

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                  May 31, 2005
                      ($000's, except per subscriber data)


                                                    ------------------------  ------------------------
                                                      Three Months Ended        Twelve Months Ended
                                                      May-05      May-04        May-05      May-04
                                                    ------------------------  ------------------------

U.S. WIRELESS

Postpaid Wireless Subscribers                           530,000     532,500       530,000     532,500
Prepaid Wireless Subscribers                             16,700      22,500        16,700      22,500
                                                         ------      ------        ------      ------
Retail Subscribers                                      546,700     555,000       546,700     555,000
Wholesale Subscribers                                    39,300       8,000        39,300       8,000
                                                         ------       -----        ------       -----
Total Wireless Subscribers                              586,000     563,000       586,000     563,000
Total Wireless Gross Adds                                43,200      45,700       183,500     174,700
Net Gain (Loss) - Retail Subscribers                      2,300       2,900        (8,300)     16,500
Net Gain - Wholesale Subscribers                          6,200       4,000        31,300       5,600
Net Gain - Total Subscribers                              8,500      10,100        23,000      22,100
GSM as a % of Retail Subs                                 35.5%        3.3%         35.5%        3.3%
Revenue per Average Wireless Customer                       $62         $56           $61         $56
Retail Revenue Per Average Wireless Customer (1)            $51         $49           $52         $48
Roaming Revenue                                         $16,683     $12,644       $56,810     $54,303
Retail Penetration (2)                                     6.3%        9.1%          6.3%        9.1%
Postpaid Churn - Wireless                                  1.8%        1.8%          2.1%        1.9%
Prepaid & Postpaid Churn - Wireless                        2.1%        2.1%          2.4%        2.3%
Monthly MOU's per Wireless Customer                         626         482           570         445
Cost to Acquire                                            $336        $275          $329        $294
Capital Expenditures                                    $34,715      $9,473       $74,720     $46,882


CARIBBEAN

Postpaid Wireless Subscribers                           411,400     355,100       411,400     355,100
Prepaid Wireless Subscribers                            244,500     133,600       244,500     133,600
Home Phone Wireless Subscribers                           2,900       7,500         2,900       7,500
                                                          -----       -----         -----       -----
Total Wireless Subscribers                              658,800     496,200       658,800     496,200
Total Wireless Gross Adds                               124,000      72,700       423,200     272,100
Net Gain  - Wireless Subscribers                         40,500      21,600       162,600      97,600
Revenue per Average Wireless Customer                       $49         $54           $52         $57
Penetration - Total Wireless                               5.1%        3.8%          5.1%        3.8%
Postpaid Churn - Wireless                                  2.6%        2.4%          2.4%        2.4%
Prepaid  Churn - Wireless                                  7.0%        6.6%          6.9%        5.6%
Prepaid & Postpaid Churn - Wireless                        4.3%        3.5%          3.8%        3.2%
Monthly MOU's per Wireless Customer                         855         914           927         907
Fiber Route Miles - Continuing Operations                 1,177       1,106         1,177       1,106
Switched Access Lines                                    62,200      50,200        62,200      50,200
Dedicated Access Line Equivalents                       236,900     213,900       236,900     213,900
On-Net Buildings                                          1,431       1,156         1,431       1,156
Capital Expenditures - Wireless Continuing Operations   $29,200     $18,754       $72,316     $62,894
Capital Expenditures - Broadband Continuing Operations   $5,880      $4,514       $23,651     $17,940
                                                         ------      ------       -------     -------
Capital Expenditures - Total Caribbean Continuing
Operations                                              $35,080     $23,268       $95,967     $80,834
Capital Expenditures - Discontinued Operations               $0      $2,206        $4,880      $5,214
                                                             --      ------        ------      ------
Capital Expenditures - Consolidated  Caribbean with
Discontinued Operations                                 $35,080     $25,474      $100,847     $86,048
                                                        -------     -------      --------     -------

REVENUES

U.S. Wireless                                          $100,774     $93,930      $399,030    $370,200
                                                       --------     -------      --------    --------
Caribbean - Wireless                                    $95,942     $78,248      $355,185    $306,212
Caribbean - Broadband                                   $36,068     $33,435      $139,887    $116,662
Caribbean - Intercompany                                ($3,082)   ($2,766)     ($11,675)   ($12,306)
                                                        -------    -------      --------    --------
Total Caribbean                                        $128,928    $108,917      $483,397    $410,568
                                                       --------    --------      --------    --------
Consolidated - Continuing Operations                   $229,702    $202,847      $882,427    $780,768
                                                       --------    --------      --------    --------
Discontinued Operations                                      $0     $12,152       $30,303     $48,692
                                                             --     -------       -------     -------
Caribbean - Intercompany                                     $0      ($177)        ($502)      ($619)
                                                             --      -----         -----       -----
Consolidated - with Discontinued Operations            $229,702    $214,822      $912,228    $828,841
                                                       ========    ========      ========    ========


Adjusted Operating Income (3)

U.S. Wireless                                           $41,661     $39,285      $167,713    $149,488
                                                        -------     -------      --------    --------
Caribbean - Wireless                                    $37,545     $30,280      $139,636    $119,063
                                                        -------     -------      --------    --------
Caribbean - Broadband                                   $14,886     $14,574       $59,012     $46,900
                                                        -------     -------       -------     -------
Total Caribbean                                         $52,431     $44,854      $198,648    $165,963
                                                        -------     -------      --------    --------
Consolidated - Continuing Operations                    $94,092     $84,139      $366,361    $315,451
                                                        -------     -------      --------    --------
Discontinued Operations                                      $0      $4,648        $9,002     $15,065
                                                             --      ------        ------     -------
Consolidated - with Discontinued Operations             $94,092     $88,787      $375,363    $330,516
                                                        =======     =======      ========    ========

NET DEBT

Total Debt Less Cash and Cash Equivalents            $1,486,300  $1,662,200    $1,486,300  $1,662,200

(1) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average customers for such period.
(2) Includes approximately 2.4 million incremental POPs acquired during fiscal 2005 for the three and twelve months ended May 2005.
(3) Adjusted operating income is defined as net income (loss) before net (income) loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax expense, other expense (income), loss on extinguishment of debt, interest expense, net, other, loss (gain) on disposition of assets, and depreciation and amortization.

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                                 Three Months Ended                Twelve Months Ended
                                                           -------------------------------   -------------------------------
                                                              May, 31          May, 31          May, 31           May, 31
                                                               2005             2004             2005              2004
                                                           -------------    --------------   --------------    -------------

REVENUE:
     Service revenue                                       $    221,749     $     195,416    $     852,869     $    749,790
     Equipment sales                                              7,953             7,431           29,558           30,978
                                                           -------------    --------------   --------------    -------------
                                                                229,702           202,847          882,427          780,768
                                                           -------------    --------------   --------------    -------------

COSTS AND EXPENSES:
     Cost of services                                            42,244            35,444          166,050          143,189
     Cost of equipment sold                                      24,817            20,253           94,331           86,071
     Sales and marketing                                         25,749            21,877           95,977           88,960
     General and administrative                                  42,800            42,647          159,708          148,610
     Depreciation and amortization                               72,019            30,373          202,053          118,124
     Loss (gain) on disposition of assets                           320             1,389          (14,462)             641
                                                           -------------    --------------   --------------    -------------
                                                                207,949           151,983          703,657          585,595
                                                           -------------    --------------   --------------    -------------

OPERATING INCOME                                                 21,753            50,864          178,770          195,173
                                                           -------------    --------------   --------------    -------------

INTEREST EXPENSE, NET                                           (34,461)          (38,024)        (145,041)        (162,922)
LOSS ON EXTINGUISMENT OF DEBT                                    (2,303)           (3,016)          (9,052)         (39,176)
OTHER (EXPENSE) INCOME                                             (335)              406           (2,500)              36
                                                           -------------    --------------   --------------    -------------

(LOSS) INCOME FROM CONTINUING OPERATIONS
         BEFORE INCOME TAX EXPENSE, MINORITY INTEREST
         IN INCOME OF SUBSIDIARIES AND                          (15,346)           10,230           22,177           (6,889)
         INCOME FROM EQUITY INVESTMENTS

INCOME TAX BENEFIT (EXPENSE)                                      1,880            (6,796)          (2,154)          (9,585)
                                                           -------------    --------------   --------------    -------------

(LOSS) INCOME FROM CONTINUING OPERATIONS
         BEFORE MINORITY INTEREST
         IN INCOME OF SUBSIDIARIES
         AND INCOME FROM EQUITY INVESTMENTS                     (13,466)            3,434           20,023          (16,474)

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                        (292)             (219)            (934)            (627)
INCOME FROM EQUITY INVESTMENTS                                      113                91              540              143
                                                           -------------    --------------   --------------    -------------

(LOSS) INCOME FROM CONTINUING OPERATIONS                        (13,645)            3,306           19,629          (16,958)
DISCONTINUED OPERATIONS:
(Loss) income                                                         -            (1,402)           2,767           (8,967)
(Loss) gain on disposition                                          (52)                -           62,573                -
Tax benefit (expense)                                             1,518             1,262          (22,871)           3,133
                                                           -------------    --------------   --------------    -------------
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS                    1,466              (140)          42,469           (5,834)

NET(LOSS) INCOME                                              $ (12,179)          $ 3,166         $ 62,098        $ (22,792)
                                                           =============    ==============   ==============    =============

(LOSS) EARNINGS PER SHARE:
   BASIC
    (LOSS) EARNINGS PER SHARE FROM CONTINUING OPERATIONS        $ (0.13)           $ 0.03           $ 0.19          $ (0.17)
    EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS       $ 0.01           $ (0.01)          $ 0.41          $ (0.06)

                                                           -------------    --------------   --------------    -------------
    NET (LOSS) INCOME PER SHARE                                 $ (0.12)           $ 0.02           $ 0.60          $ (0.23)
                                                           =============    ==============   ==============    =============

   DILUTED
    (LOSS) EARNINGS PER SHARE FROM CONTINUING OPERATIONS        $ (0.13)           $ 0.03           $ 0.19          $ (0.17)
    EARNINGS (LOSS)  PER SHARE FROM DISCONTINUED OPERATIONS      $ 0.02           $ (0.01)          $ 0.40          $ (0.06)

                                                           -------------    --------------   --------------    -------------
    NET (LOSS) INCOME PER SHARE                                 $ (0.11)           $ 0.02           $ 0.59          $ (0.23)
                                                           =============    ==============   ==============    =============

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:

    BASIC                                                       103,907           103,120          103,477           99,937
                                                           =============    ==============   ==============    =============
    DILUTED                                                     106,538           104,473          105,217           99,937
                                                           =============    ==============   ==============    =============

ABOUT CENTENNIAL
----------------

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with approximately 1.2 million wireless subscribers and 300,000 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please
visit         our          websites          http://www.centennialwireless.com/,
http://www.centennialpr.com/ and http://www.centennialrd.com/


SAFE HARBOR PROVISION
---------------------

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our substantial debt obligations, including restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; our ability to attract subscribers in our newly launched markets in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; the effect on our business of wireless local number portability, which permits the wireless phone numbers that we allocate to our customers to be portable when our customers switch to another carrier; our ability to successfully deploy and deliver wireless data services to our customers; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry, including changes in the level of support provided to us by the Universal Service Fund; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; and the control of us retained by some of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

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